Exhibit 3.1

CERTIFICATE OF THIRD AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DR PEPPER SNAPPLE GROUP, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DR PEPPER SNAPPLE GROUP, INC., a Delaware corporation (hereinafter referred to as the “Corporation”), does hereby certify as follows:

First:  that ARTICLE FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST: Name. The name of this corporation is Keurig Dr Pepper Inc. (the “Corporation”).

Second: that ARTICLE FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH. Shares, Classes and Series Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,015,000,000 shares, consisting of 15,000,000 shares of Preferred Stock, par value $0.01 per share, as more fully described in Article Fifth, Section A below (the “Preferred Stock”), and 2,000,000,000 shares of Common Stock, par value $0.01 per share, as more fully described in Article Fifth, Section B below (the “Common Stock”).

Third:  that the foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 9th day of July, 2018.

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ James L. Baldwin
Name:	James L. Baldwin
Title:	Executive Vice President, General Counsel